Exhibit 99.1

Contact Information:

Investors:

Weight Watchers International, Inc.	Brainerd Communicators, Inc.
Sarika Sahni	Corey Kinger
Investor Relations	(212) 986-6667
(212) 589-2751

WEIGHT WATCHERS COMMENCES SELF-TENDER OFFER FOR 8.3 MILLION SHARES

New York, December 18, 2006—Weight Watchers International, Inc. (NYSE: WTW) announced today that it has commenced a “modified Dutch auction” self-tender offer for up to 8.3 million shares of its common stock at a price per share not less than $47.00 and not greater than $54.00. The tender offer is expected to expire at 12:00 midnight, New York City time, on January 18, 2007.

A “modified Dutch auction” self-tender offer allows shareholders to indicate how many shares and at what price within the Company’s specified range they wish to tender. Based on the number of shares tendered and the prices specified by the tendering shareholders, the Company will determine the lowest price per share within the range that will enable it to purchase up to 8.3 million shares. The Company will not purchase shares below a price stipulated by a shareholder, and in some cases, may actually purchase shares at a price above a shareholder’s indication under the terms of the tender offer. The Company’s directors and executive officers and Artal Holdings Sp. z o.o., its majority shareholder, have advised the Company that they do not intend to tender any shares in the tender offer.

Prior to commencing the tender offer, the Company also entered into an agreement to purchase shares from Artal, which owns approximately 55.2% of the Company’s outstanding shares of common stock. Under the terms of this agreement, Artal agreed to sell to the Company a number of shares of common stock so that Artal’s percentage ownership interest in the Company’s outstanding shares of common stock after the tender offer and such purchase from Artal will be substantially equal to its current level. This purchase will be at the same price per share as paid in the tender offer. The purchase is scheduled to occur 11 business days following the expiration date of the tender offer.

The Company anticipates paying for the shares purchased through the tender offer and from Artal and related fees and expenses with up to approximately $1.2 billion in new borrowings it is currently negotiating. A portion of these borrowings is also expected to be used to refinance the indebtedness of its subsidiary, WeightWatchers.com. The Company has obtained a commitment from Credit Suisse to provide it with additional capacity under its senior credit facility to finance the purchases and such refinancing. The tender offer is not conditioned upon the receipt of financing or any minimum number of shares being tendered, but is subject to other customary conditions.

Specific instructions and a complete explanation of the terms and conditions of the tender offer are contained in the Offer to Purchase and related materials mailed to shareholders of record beginning on December 18, 2006. Credit Suisse Securities (USA) LLC will serve as dealer manager, Georgeson Inc. will serve as information agent and Computershare Trust Company, N.A. will serve as the depositary for the tender offer.

This news release is for informational purposes only and is not an offer to buy or the solicitation of an offer to sell any shares of the Company’s common stock. The solicitation and offer to buy the Company’s common stock will only be made pursuant to the Offer to Purchase and related materials that the Company will send to its shareholders. Shareholders should read those materials carefully because they will contain important information, including the various terms and conditions of the tender offer. Neither Weight Watchers International, Inc., its directors, the dealer manager, information agent nor depository makes any recommendation as to whether to tender shares or as to the price at which to tender them. Shareholders will be able to obtain copies of the Offer to Purchase, related materials filed by the Company as part of the statement on Schedule TO and other documents filed with the Securities and Exchange Commission through the Commission’s internet address at www.sec.gov without charge when these documents become available. Shareholders and investors may also obtain a copy of these documents, as well as any other documents the Company has filed with the Securities and Exchange Commission, without charge, from the Company or at the Company’s website: www.weightwatchersinternational.com. Shareholders are urged to carefully read these materials prior to making any decision with respect to the offer. Shareholders and investors who have questions or need assistance may call Georgeson Inc. at 866-785-7396 in the United States and Canada, and 212-440-9800 for all other countries.

About Weight Watchers International, Inc.

Weight Watchers International, Inc. is the world’s leading provider of weight management services, operating globally through a network of Company-owned and franchise operations. Weight Watchers holds over 48,000 weekly meetings where members receive group support and education about healthy eating patterns, behavior modification and physical activity. WeightWatchers.com provides innovative, subscription weight management products over the Internet and is the leading Internet-based weight management provider in the world. In addition, Weight Watchers offers a wide range of products, publications and programs for those interested in weight loss and weight control.

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on management’s current expectations and beliefs, as well as a number of assumptions concerning future events. These statements are subject to risks, uncertainties, assumptions and other important factors. Readers are cautioned not to put undue reliance on such forward-looking statements because actual results may vary materially from those expressed or implied. The reports filed by the Company pursuant to United States securities laws contain discussions of these risks and uncertainties. Weight Watchers International assumes no obligation to, and expressly disclaims any obligation to, update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Readers are advised to review our filings with the United States Securities and Exchange Commission (which are available from the SEC’s EDGAR database at http://www.sec.gov, at various SEC reference facilities in the United States and via the Company’s website at http://www.weightwatchersinternational.com).

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